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
   FORM 4        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549                                 OMB APPROVAL
                                                                            OMB Number         3235-0287
                                                                            Expires:  September 30, 1998
                                                                            Estimated average burden
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             hours per response.......0.5



   CHECK THIS BOX IF NO
   LONGER SUBJECT TO
   SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   FORM 5 OBLIGATIONS MAY      Section 17(a) of the Public Utility Holding Company Act of 1935 or
   CONTINUE. SEE                     Section 30(f) of the Investment Company Act of 1940
   Instruction 1(b).

(Print or Type Responses)
 1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading       6. Relationship of Reporting
                                                 Symbol                                     Person(s) to Issuer
                                                                                             (Check all applicable)

  KING          TIMOTHY          B.               DIME COMMUNITY BANCSHARES, INC. ("DCOM")       Director           10% Owner
                                                                                               X Officer (give      Other (specify
                                                                                                       title           below)
                                                                                                       below)
   (Last)       (First)      (Middle)         3. IRS or                4. Statement for           SENIOR VICE PRESIDENT AND
                                                 Social Security           Month/Year               TREASURER
                                                 Number of                FEBRUARY, 2001
  209 HAVEMEYER STREET                           Reporting
                                                 Person (Voluntary)
                (Street)                                               5. If Amendment,   7. Individual or Joint/Group Filing
                                                                         Date of Original         (Check Applicable Line)
  BROOKLYN        NY         11211                                        (Month/Year)        X Form filed by One Reporting Person
   (City)       (State)      (Zip)                                                              Form filed by More than One
                                                                                                 Reporting Person
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
                                                                     TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                                              OR BENEFICIALLY OWNED

 1. Title of Security               2. Trans-   3. Trans-    4. Securities           5. Amount of     6. Ownership     7. Nature of
      Instr. 3)                        action      action       Acquired (A)            Securities       Form:            Indirect
                                       Date        Code         or Disposed             Beneficially     Direct (D)       Beneficial
                                                   (Inst. 8)    of (D)                  Owned at End     or Indirect      Ownership
                                                                (Instr. 3,4             of Month         (I)             (Instr. 4)
                                                                 and 5)               (Instr. 3 and 4)   (Instr. 4)
                                       (Month/
                                          Day/
                                        Year)
                                                 Code   V     Amount  (A) or  Price
                                                                      (D)
COMMON STOCK                          2/01/2001   J<F1>        5,758  A<F1>                  12,854            D
COMMON STOCK                          2/01/2001   J<F1>        5,758  D<F1>                  30,875            I
COMMON STOCK                          2/01/2001   J<F2>        2,598  D<F2>  $26.2188

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                (Over)
                                                                                                          SEC 1474 (7-96)
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

FORM 4 (CONTINUED)
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
    TABLE II DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G.,  puts,  calls, warrants, options, convertible securities)
1.Title    2.Conver-  3.Trans- 4.Trans-  5.Number    6.Date Ex-   7.Title      8.Price of   9.Number of    10.Owner-  11.Nature of
of Deriv-    sion or   action    action    of Deriv-    ercisable   and Amount    Derivative   derivative     ship       Indirect
ative Secu-  Exercise  Date      Code      ative Secu-  and Ex-     of Under-     Security     Securities     Form       Benefi-
rity         of De-    (Month/   (Instr.   rities Ac-   piration    lying Secu-   (Instr. 5)   Beneficially   of         cial
(Instr. 3)   rivative   Day/       8)      quired (A)   Date        rities                     Owned at End   Deri-      Owner-
             Security   Year)              or Dis-      (Month/     (Instr. 3                  of Month       vative     ship
                                           posed of      Day/        and 4)                    (Instr. 4)     Secu-      (Instr.4)
                                           (D)(Instr.    Year)                                                rity
                                           3, 4 and                                                           Direct
                                            5)                                                                (D) or
                                                                                                              Indirect
                                                                                                              (I)
NO TRANSACTIONS IN CURRENT PERIOD.                                                                50,000       I         Stock
                                                                                                                         Option
                                                                                                                         Plan
                                Code   V  (A)  (D)   Date   Expira- Title  Amount or
                                                     Exer-   tion          Number of
                                                     cisable Date          Shares


Explanation of Responses:
<F1> Vesting of a portion of the 28,790 shares acquired on February 1, 1997 pursuant to the Recognition and Retention Plan for
     Outside Directors, Officers and Employees of Dime Community Bancshares, Inc.
<F2> Sale of a portion of the 5,758 shares acquired on February 1, 2001 pursuant to the Recognition and Retention Plan for
     Outside Directors, Officers and Employees of Dime Community Bancshares, Inc.  Sale transaction incurred solely to fund income tax liability related to these acquired shares.



**Intentional misstatements
  or  omissions   of  facts
  constitute Federal Criminal
  Violations.
  SEE   18  U.S.C.     1001
  and   15  U.S.C. 78ff(a).           /s/TIMOTHY B. KING          MARCH 1, 2001
                                     -------------------------   ------------------
                                      **Signature of Reporting   Date
Note: File three copies of              Person
      this   Form,  one of
      which     must    be          By:  Timothy B. King
      manually signed.  If
      space  provided   is
      insufficient,    SEE
      Instruction  6   for
      procedure.

Potential     persons  who
are  to   respond  to  the
collection  of information
contained  in  this   form
are   not   required    to
respond  unless  the  form
displays a currently valid
OMB Number.
                                                                        Page 2
                                                                SEC 1474 (7-96)
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